Exhibit 99.1

Virco Reports Full Year Revenue Increased 16.5% to $269.1 million, delivering 32.4% growth in Net Income.

•U.S. Factories and experienced staff support broad school recovery and related demand for school furniture
•Vertical control of order-to-cash cycle generates strong operating and financial efficiencies, with most metrics at historic highs
◦Net Income reaches $21.9 million vs. $16.5 million in prior year
◦Full Year Gross Margin expands to 43.1% vs. 36.9% in prior year
◦Cash flow from operations reaches $27.0 million vs. $(3.8 million) in prior year due to combined operating income and balancing of post-pandemic inventories
◦Forward indicator of “Shipments plus Backlog” reaches record $317.6 million vs. $289.6 million last year
◦Company is effectively debt-free at year end

TORRANCE, CALIFORNIA, April 12, 2024—Virco Mfg. Corporation (NASDAQ: VIRC), the leading manufacturer and supplier of moveable furniture and equipment for educational environments in the United States, today reported financial results for the fourth quarter and full fiscal year ended January 31, 2024.

Net revenue for the full year ended January 31, 2024 increased 16.5% to $269.1 million from $231.1 million in the prior year. For the seasonally light fourth quarter, revenue increased 9.8% to $42.6 million from $38.8 million.

For the full year, the Company’s domestically-based vertical business model continued to support timely delivery of highly seasonal school furniture, approximately 50% of which is installed during the summer months of June through August, when schools are out of session. This seasonality creates operational, logistical, and financing challenges for the school furniture market. Virco’s 74-year history of serving public and private schools, along with its experienced workforce—40% of whom have over twenty years’ service with the Company—has resulted in an integrated strategy that combines reliable customer service with good control of the order-to-cash cycle. At fiscal year-end, other than a small mortgage on one of its Conway, Arkansas facilities, the Company was effectively debt-free, having emerged from the pandemic financially stronger than in 2019.

Gross margin for the full year improved to 43.1% compared to 36.9% in the prior year. For the seasonally light fourth quarter, gross margin improved to 37.7% vs. 33.5% in the prior year. The improved gross margin was due to stabilizing raw material costs and operating efficiencies generated by higher overall volume.

Selling, General, and Administrative expenses for the full year declined to 31.3% of revenue compared to 32.3% in the prior year. Demand for the Company’s PlanSCAPE project-management services continued to grow, along with more traditional full service delivery and installation—all of which are part of Virco’s vertically integrated sales, manufacturing, and service model. The Company estimates that over two-thirds of its revenue now includes some degree of enhanced services, continuing a trajectory that began over twenty years ago. The control offered by this vertical model, which provides better visibility than more fragmented models, allowed the Company to modulate its inventories and borrowings despite the uncertainties and disruptions in the supply chain over the past few years.

Operating Income for the full year ended January 31, 2024 was $31.9 million compared to $10.6 million the prior year. Interest expense as a percent of revenue was 1.0% compared to 0.9% the prior year, due to higher interest rates. Overall borrowing under the Company’s seasonal working capital revolver was substantially lower despite the growth in shipments, allowing the Company to completely pay down its credit facility at year end. Other than a small mortgage on one of its Arkansas facilities, Virco was effectively debt-free as of this press release. Management fully expects to utilize its revolving credit facility during the peak summer season, but it also views the Company’s strong financial position as essential to providing continuity of service to schools as well as a balanced portfolio of returns to investors.

Total Net Income after taxes for the full year was $21.9 million compared to $16.5 million the prior year. This comparison includes the reversal last year of an $8.5 million valuation allowance for potentially un-recoverable net operating loss (NOL) tax credits. Because of this, Management believes the most accurate comparison of year-over-year operating performance is Net Income before Taxes, which reached $29.2 million in FYE 1.31.24. This compares to $8.0 million in the prior year, a more than three-fold improvement.

Looking forward, Management notes that its preferred early-season measure of business velocity: “Shipments + Backlog” exceeded $317.6 million at year end, compared to $289.6 million FYE 1.31.23. Management uses this non-GAAP metric to plan production, staffing, and borrowings ahead of the busy summer delivery season, when the metric, which is heavily weighted toward backlog in the offseason, converts to shipments and receivables. This seasonal transition is of sufficient magnitude to represent an obvious burden on financing, but also on the systems and people who manage it. The Company has developed these systems, many of which are proprietary and not available “off the shelf,” over its continuous 74-year history of serving America’s public and private schools.

Commenting on the year’s results, Virco Chairman and CEO Robert Virtue said: “While we are extremely pleased with last year’s results, we’ve been at this long enough to know that markets and competition are always evolving. We have meaningful opportunities and challenges ahead of us, but I feel confident in our ability to address these with the same discipline and optimism that we’ve exhibited over our 74-year history. I also want to thank our loyal investors, whose support made it possible to realize the vision of our long-term strategy. A visit to our factories, or to one the thousands of schools that we furnished last year, will validate the qualitative elements of our strategy. Good jobs and good schools: two things we’re honored to support.”

About Virco Mfg. Corporation

Founded in 1950, Virco Mfg. Corporation is the largest manufacturer and supplier of moveable educational furniture and equipment for the preschool through 12th grade market in the United States. The Company manufactures a wide assortment of products, including mobile tables, mobile storage equipment, desks, computer furniture, chairs, activity tables, folding chairs and folding tables. Along with serving customers in the education market - which in addition to preschool through 12th grade public and private schools includes: junior and community colleges; four-year colleges and universities; trade, technical and vocational schools - Virco is a furniture and equipment supplier for convention centers and arenas; the hospitality industry with respect to banquet and meeting facilities; government facilities at the federal, state, county and municipal levels; and places of worship. The Company also sells to wholesalers, distributors, traditional retailers and catalog retailers that serve these same markets. With operations entirely based in the United States, Virco designs, manufactures, and ships its furniture and equipment from one facility in Torrance, CA and three facilities in Conway, AR. More information on the Company can be found at www.virco.com.

Contact:
Virco Mfg. Corporation
(310) 533-0474
Robert A. Virtue, Chairman and Chief Executive Officer
Doug Virtue, President
Robert Dose, Chief Financial Officer

Non-GAAP Financial Information

This press release includes a statement of shipments plus unshipped backlog as of January 31, 2024 compared to the same date in the prior fiscal year. Shipments represent the dollar amount of net sales actually shipped during the period presented. Unshipped backlog represents the dollar amount of net sales that we expect to recognize in the future from sales orders that have been received from customers in the ordinary course of business. The Company considers shipments plus unshipped backlog a relevant and preferred supplemental measure for production and delivery planning. However, such measure has inherent limitations, is not required to be uniformly applied or audited and other companies may use methodologies to calculate similar measures that are not comparable. Readers should be aware of these limitations and should be cautious as to their use of such measure.

Statement Concerning Forward-Looking Information

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: our future financial results and growth in our business; business strategies; market demand and product development; estimates of unshipped backlog; order rates and trends in seasonality; product relevance; economic conditions and patterns; the educational furniture industry generally, including the domestic market for classroom furniture; cost control initiatives; absorption rates; and supply chain challenges. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those that are anticipated. Such factors include, but are not limited to: uncertainties surrounding the ongoing and long-term effects of the COVID-19 pandemic; changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local, and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally, the specific markets and customers with which we conduct our principal business; the impact of cost-saving initiatives on our business; the competitive landscape, including responses of our competitors and customers to changes in our prices; demographics; and the terms and conditions of available funding sources. See our Annual Report on Form 10-K for the year ended January 31, 2024, our Quarterly Reports on Form 10-Q, and other reports and material that we file with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports, or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.

Financial Tables Follow

Virco Mfg. Corporation

Consolidated Balance Sheets

	January 31,
	2024	2023
	(In thousands, except share and par value data)

Assets
Current assets
Cash	$5,286	$1,057
Trade accounts receivables (net of allowance of $200 at January 31, 2024 and 2023)	23,161	18,435
Other receivables	20	68
Income tax receivable	—	19
Inventories	58,371	67,406
Prepaid expenses and other current assets	2,188	2,083
Total current assets	89,026	89,068
Property, plant, and equipment
Land	3,731	3,731
Land improvements	694	686
Buildings and building improvements	51,576	51,310
Machinery and equipment	114,400	113,662
Leasehold improvements	523	983
Total property, plant, and equipment	170,924	170,372
Less accumulated depreciation and amortization	136,356	135,810
Net property, plant, and equipment	34,568	34,562
Operating lease right-of-use assets	6,508	10,120
Deferred income tax assets, net	6,634	7,800
Other assets	9,709	8,576
Total assets	$146,445	$150,126

Virco Mfg. Corporation

Consolidated Balance Sheets

	January 31,
	2024	2023
	(In thousands, except share and par value data)

Liabilities
Current liabilities
Accounts payable	$12,945	$19,448
Accrued compensation and employee benefits	10,880	9,554
Income tax payable	145	—
Current portion of long-term debt	248	7,360
Current portion of operating lease liability	5,744	5,082
Other accrued liabilities	8,570	7,081
Total current liabilities	38,532	48,525
Non-current liabilities
Accrued self-insurance	650	1,050
Accrued retirement benefits	9,429	10,676
Income tax payable	128	79
Long-term debt, less current portion	4,136	14,384
Operating lease liability, less current portion	1,829	6,796
Other long-term liabilities	562	555
Total non-current liabilities	16,734	33,540
Commitments and contingencies (Note 8)
Stockholders’ equity
Preferred stock:
Authorized 3,000,000 shares, $0.01 par value; none issued or outstanding	—	—
Common stock:
Authorized 25,000,000 shares, $0.01 par value; issued and outstanding 16,348,314 shares in 2024 and 16,210,985 shares in 2023	164	162
Additional paid-in capital	121,373	120,890
Accumulated deficit	(29,048)	(50,631)
Accumulated other comprehensive loss	(1,310)	(2,360)
Total stockholders’ equity	91,179	68,061
Total liabilities and stockholders’ equity	$146,445	$150,126

Virco Mfg. Corporation

Consolidated Statements of Income

	Year ended January 31,
	2024	2023
	(In thousands, except per share data)

Net sales	$269,117	$231,064
Costs of goods sold	153,059	145,723
Gross profit	116,058	85,341
Selling, general, and administrative expenses	84,181	74,697
Operating income	31,877	10,644
Unrealized gain on investment in trust account	(1,050)	(194)
Pension expense	1,008	816
Interest expense, net	2,679	1,979
Income before income taxes	29,240	8,043
Income tax expense (benefit)	7,330	(8,504)
Net income	$21,910	$16,547

Cash dividends declared per common share:	$0.02	$—

Net income per common share:
Basic	$1.34	$1.03
Diluted	$1.34	$1.02
Weighted average shares outstanding:
Basic	16,295	16,142
Diluted	16,388	16,192